Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tallgrass Energy, LP of our report dated February 13, 2018 relating to the financial statements of Rockies Express Pipeline LLC which appear in Tallgrass Energy, LP’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

August 2, 2018